Exhibit 99.2

This agreement, hereby dated January 31, 2022, concerning the parties,

Sensasure Technologies, Inc., “the Client”,

and

Connell Trainor “the Contractor,”

agree to recognize and rectify the services rendered and completed by the Contractor to the Client (as specified in THE SERVICES) during the period (as specified in THE TERMS) under the following terms, conditions, and details to which both parties are hereby obligated to follow;

THE SERVICES

The client hereby agrees that the Contractor has completely rendered the following services:

1.	Administer the registration statement filing process of the Client with the Securities and Exchange Commission.

2.	Provide backend documentation supports to the management team of the Client.

3.	Assists in data and information collection to respond to the inquiries of the auditors and legal counsels.

4.	Perform ad hoc tasks that the Client has requested from time to time during THE TERMS.

The Contractor has spent approximately 4 hours everyday in providing THE SERVICES during THE TERMS.

THE TERMS

The period of which the Contractor has rendered THE SERVICES is as follow:

Start Date April 8, 2021.

End Date January 11, 2022, upon the Client has filed the prospectus under rule 424(b).

THE PAYMENT

The Contractor hereby agrees to charge the Client and the Client agrees to pay a total of 2,100,000 shares of restricted common stocks of the Client, at par value of $0.01 per share and in cash $2,800 for THE SERVICES fully provided and completed by The Contractor.

The Client hereby agrees that the common shares under such PAYMENT will be issued upon the End Date in THE TERMS.

REGISTRATION RIGHTS AND RESTRICTIONS

The common shares issued to the Contractor under THE PAYMENT are restricted and with no registration rights.

The Contractor acknowledges and agrees that he is an affiliate of the Client and shall subject to relevant restrictive legends.

SIGNATURE of the “Client”

DATE: January 31, 2022

SIGNATURE of the “Contractor”

DATE: January 31, 2022